EXHIBIT 99.1

Contact: Craig N. Cohen Phone: 314-214-7000 E-mail: cnc@talx.com

TALX REPORTS RECORD FIRST-QUARTER REVENUES AND EARNINGS;
EARNINGS PER SHARE FROM CONTINUING OPS GROW 33 PERCENT

     ST. LOUIS, Mo. (July 30, 2003) — TALX Corporation (NASDAQ: TALX) today reported earnings from continuing operations of $2.8 million, or $0.20 per diluted share, for the fiscal first quarter ended June 30, compared with $2.2 million, or $0.15 per diluted share, for the year-ago period. The 33 percent growth in earnings per share was primarily attributable to continued strong performance in The Work Number services.

     Revenues of the core services — The Work Number and unemployment cost management services — grew a combined 14 percent to $29.1 million in the first quarter from $25.7 million last year. Total revenues increased 11 percent to $30.2 million from $27.2 million the prior year, due principally to a 44 percent gain in The Work Number services. This gain was partially offset by revenue decreases in the non-core customer premises systems and maintenance and support businesses. Prior- year amounts have been reclassified to report as discontinued operations the human resources and benefits application services business, which was discontinued in April 2003.

     William W. Canfield, president and chief executive officer, commented, “We were particularly pleased with the results of The Work Number services. Not only was the revenue growth strong, but the 69.5 percent gross margin was the highest ever achieved by this business line — a full 650 basis points higher than the 63.0 percent gross margin in the same quarter last year. As our employment verification, time reporting, and electronic payroll services become more web-based, we expect that The Work Number services’ margins will continue to nudge up from historic levels.”

     The company reported that revenues in the unemployment cost management business were up one percent, reflecting new sales, offset by the loss of some smaller clients during the prior fiscal year, as the company instituted certain minimum pricing policies, and lower-than-anticipated tax services revenue. The company expects unemployment cost management revenue growth for the remainder of the fiscal year to be 7 to 9 percent. Canfield noted, “While the revenue growth this past quarter was not up to our expectations, the acquisition of this business has been an important contributor to our overall profitability as well as to the exceptional growth in The Work Number services, as a result of selling those services into the UC eXpress client base.” The gross margin in the unemployment cost management business decreased to 46.5 percent from the prior- year’s 48.7 percent. Canfield added, “As we approached the final stages of operational integration, expenses were higher than originally anticipated, and this higher level of expenses will carry over into the second fiscal quarter. However, we consider this a good investment because we want to ensure a smooth transition as our clients move to a single operating platform.”

     The company reported that the total number of employment records on The Work Number service increased to 80.0 million at June 30, from 64.8 million a year ago, representing a 23 percent gain. Total employment records under contract, including those in contract backlog to be added to the database, increased 15 percent to 83.7 million at June 30 from 73.1 million a year earlier.

     The company remains comfortable with its previous guidance for financial performance for the fiscal year ending March 31, 2004 as follows:

•	Total revenues — $125 - $128 million and

•	Diluted earnings per share from continuing operations — $1.08 - $1.12.

Diluted earnings from continuing operations for the second quarter ending September 30 are anticipated to be $0.20 - $0.22 per share.

     A conference call to discuss the company’s performance during its fiscal 2004 first quarter, as well as its outlook, is scheduled for Thursday, July 31, at 9:00 a.m. Central Daylight Time. To participate in this call, dial (888) 273-9889. A slide presentation will accompany the call on the Web at www.talx.com/2004. Other information of investor interest can be found at www.talx.com/investor. A digitized replay of the call will be in effect from 12:30 p.m. CDT on July 31 through midnight on Friday, August 1. The replay number is (800) 475-6701 and the access code is 692436.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward- looking statements including, without limitation, anticipated revenue and earnings in the company’s second fiscal quarter and fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 10-K under the caption “Risk Factors” in “Part 1, Item 1 — Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of our recent financial statement restatement; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) our ability to prevent breach of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (9) risks associated with changes in economic conditions or unemployment compensation laws; (10) risk of interruption of our computer network and telephone operations; and (11) risk of discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share information)
(unaudited)

	Three Months Ended June 30,

	2003	2002

Revenues:
The Work Number services	$10,943	$7,617
Unemployment cost management services	18,183	18,039
Customer premises systems	—	587
Maintenance and support	1,053	933

Total revenues	30,179	27,176

Cost of revenues:
The Work Number services	3,333	2,815
Unemployment cost management services	9,723	9,260
Customer premises systems	—	339
Maintenance and support	332	196

Total cost of revenues	13,388	12,610

Gross margin	16,791	14,566

Operating expenses:
Selling and marketing	6,029	4,726
General and administrative	6,017	5,855

Total operating expenses	12,046	10,581

Operating income	4,745	3,985

Other income (expense), net:
Interest income	23	24
Interest expense	(295)	(355)
Other net	3	—

Total other income (expense), net	(269)	(331)

Earnings from continuing operations before income tax expense	4,476	3,654
Income tax expense	1,723	1,406

Earnings from continuing operations	2,753	2,248
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	80	(173)

Net earnings	$2,833	$2,075

Basic earnings (loss) per share:
Continuing operations	$0.20	$0.16
Discontinued operations	0.01	(0.01)

Net earnings	$0.21	$0.15

Diluted earnings (loss) per share
Continuing operations	$0.20	$0.15
Discontinued operations	—	(0.01)

Net earnings	$0.20	$0.14

Weighted average number of shares outstanding — basic	13,507,758	13,862,717

Weighted average number of shares outstanding — diluted	14,023,878	14,399,979

TALX Corporation, 1850 Borman Court, St. Louis, MO 63146 (314) 214-7000 FAX (314) 214-7588

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	June 30,	March 31,
	2003	2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,930	$9,409
Short term investments	2,275	—
Accounts receivable, net	16,694	18,082
Work in progress, less progress billings	1,644	1,091
Prepaid expenses and other current assets	4,828	4,122
Deferred tax assets, net	592	556

Total current assets	28,963	33,260
Property and equipment, net	9,477	10,315
Capitalized software development costs, net	2,449	3,804
Goodwill	105,563	105,469
Other intangibles, net	18,110	18,450
Net assets of business held for sale	429	—
Other assets	1,371	1,431

	$166,362	$172,729

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,533	1,560
Accrued expenses and other liabilities	10,190	11,478
Dividends payable	538	542
Current portion of capitalized lease obligations	96	130
Current portion of long-term debt	10,500	10,000
Income taxes payable	987	482
Deferred revenue	3,026	7,537

Total current liabilities	26,870	31,729
Deferred tax liabilities, net	3,867	3,372
Capitalized lease obligations	18	22
Long-term debt	9,000	12,000
Other long-term liabilities	2,530	2,508

Total liabilities	42,285	49,631

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at June 30, 2003 and March 31, 2003	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued and outstanding 13,948,542 shares at June 30, 2003 and March 31, 2003	140	140
Additional paid-in capital	162,801	162,773
Accumulated deficit	(32,784)	(34,806)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $111 at June 30, 2003 and $99 at March 31, 2003	(176)	(158)
Treasury stock, at cost, 465,166 shares at June 30, 2003 and 409,231 shares at March 31, 2003	(5,904)	(4,851)

Total shareholders’ equity	124,077	123,098

	$166,362	$172,729

TALX Corporation, 1850 Borman Court, St. Louis, MO 63146 (314) 214-7000 FAX (314) 214-7588

TALX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended

	June 30,

	2003	2002

Cash flows from operating activities:
Net earnings	$2,833	$2,075
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,036	1,977
Deferred taxes	459	268
Net assets of business held for sale	(123)	—
Change in assets and liabilities, excluding those acquired:
Trade receivables	1,388	1,007
Work in progress, less progress billings	(1,052)	93
Prepaid expenses and other current assets	(600)	(451)
Other assets	(2)	8
Accounts payable	(27)	(2)
Accrued expenses and other liabilities	(1,510)	559
Income taxes payable	517	395
Deferred revenue	(883)	1,113
Other noncurrent liabilities	22	25

Net cash provided by operating activities	3,058	7,067

Cash flows from investing activities:
Additions to property and equipment	(1,023)	(1,566)
Acquisitions, net of cash received	—	(15,101)
Deposit associated with acquisition	(1,596)	—
Purchases of short-term investments	(3,975)	—
Sales of short-term investments	1,700	—
Capitalized software development costs	(266)	(484)

Net cash used in investing activities	(5,160)	(17,151)

Cash flows from financing activities:
Issuance of common stock	498	736
Purchases of treasury stock	(1,795)	—
Repayments of capitalized lease obligations	(38)	(39)
Repayments of long-term debt	(2,500)	(2,000)
Dividends paid	(542)	(413)

Net cash used in financing activities	(4,377)	(1,716)

Net decrease in cash and cash equivalents	(6,479)	(11,800)
Cash and cash equivalents at beginning of period	9,409	21,431

Cash and cash equivalents at end of period	$2,930	$9,631

# # #

TALX Corporation, 1850 Borman Court, St. Louis, MO 63146 (314) 214-7000 FAX (314) 214-7588